Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

10,000,000 Shares of Its Common Stock
(Including the Associated Preferred Stock Purchase Rights)

At a Purchase Price Not Greater Than $8.00 Nor Less Than $7.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, NOVEMBER 26, 2002, UNLESS THE OFFER IS EXTENDED.

Keynote Systems, Inc., a Delaware corporation, is offering to purchase for cash 10,000,000 shares of its common stock, $0.001 par value per share, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of October 25, 2002, between Keynote and American Stock Transfer & Trust Company, as Rights Agent, upon the terms and subject to the conditions set forth in this document and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the offer).

On the terms and subject to the conditions of the offer, we will determine the single per share price, not greater than $8.00 nor less than $7.00 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the offer, taking into account the total number of shares so tendered and the prices specified by all stockholders tendering shares. We will select the lowest purchase price that will allow us to purchase 10,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn. Shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the offer, including the proration provisions. However, because of the proration provisions described in this Offer to Purchase, all of the shares tendered at prices at or below the purchase price may not be purchased if more than the number of shares we seek to purchase are properly tendered. Shares tendered at prices greater than the purchase price and shares not purchased because of proration will not be purchased in the offer. Shares not purchased in the offer will be returned promptly after the expiration of the offer. See Section 1. We reserve the right, in our sole discretion, to purchase more than 10,000,000 shares in the offer, subject to applicable law.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

Our shares are listed and traded on the Nasdaq National Market under the symbol “KEYN”. On October 25, 2002, the last full trading day before the date of the public announcement of the offer, the last reported sale price of our shares on the Nasdaq National Market was $6.84 per share. We encourage you to obtain current market quotations for the shares of our common stock before deciding whether and at which purchase price or prices to tender your shares. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PRICES AT WHICH YOU TENDER YOUR SHARES. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE OFFER; HOWEVER, AFFILIATES OF OUR DIRECTORS, INCLUDING VERISIGN, INC., MAY ELECT TO TENDER SOME OR ALL OF THEIR SHARES IN THE OFFER.

The Dealer Manager for the Offer is:
Goldman, Sachs & Co.

Offer to Purchase dated October 29, 2002.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the expiration date of the offer:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the offer;

•
if your shares in our 1999 Employee Stock Purchase Plan are held by E*Trade, Inc., you must instruct E*Trade to tender your shares at least two business days before the expiration date of the offer in the case of telephone instructions, or at least four business days before the expiration date, in the case of written instructions, by following the separate instructions and procedures described in Section 3; or

•
if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

•	your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the expiration date of the offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration date of the offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration date of the offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

If you wish to maximize the chance that your shares will be purchased by us, you should indicate in the Letter of Transmittal in the section captioned “Shares Tendered at Price Determined Under the Offer” that you will accept the purchase price determined by us in accordance with the terms of the offer. You should understand that this election could result in your shares being purchased at the minimum price of $7.00 per share.

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the offer, or to Goldman, Sachs & Co., the Dealer Manager for the offer, at their respective addresses and telephone numbers listed on the back cover of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

Unless the context otherwise requires, all references to shares shall include the associated preferred stock purchase rights. Unless the associated preferred stock purchase rights are redeemed prior to the expiration date of the offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document, but is only a summary and does not describe all of the details of the offer contained in the other sections of this document. We urge you to read the entire document and the related Letter of Transmittal, which contain the full details of the offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?	We are Keynote Systems, Inc., and we are offering to purchase your shares of our common stock.

What will the purchase price for the shares be?
We are conducting the offer through a procedure commonly called a “modified Dutch auction”. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the offer is $7.00 to $8.00 per share. We will determine the purchase price that we will pay per share promptly after the offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 10,000,000 shares, or such lesser number of shares as are properly tendered. We will pay this purchase price in cash, without interest, for all the shares we purchase under the offer, even if some of the shares are tendered below the purchase price. See Section 1.

How many shares will Keynote purchase?
We will purchase 10,000,000 shares in the offer, or such lesser number of shares as are properly tendered. We also expressly reserve the right to purchase additional shares up to 2% of our outstanding shares and could decide to purchase more shares, subject to applicable legal requirements. If more than 10,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and are not properly withdrawn before the expiration date, we will purchase such properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase. No additional consideration will be paid for the associated preferred stock purchase rights. See Section 1.

How will Keynote pay for the shares?	We anticipate that we will use our available cash to purchase shares tendered in the offer. The offer is not subject to the receipt of financing. See Section 8.

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When does the offer expire; can the offer be extended?
You may tender your shares until the offer expires. The offer will expire on Tuesday, November 26, 2002, at 12:00 midnight, Eastern Time, unless we extend it. See Section 1. We may choose to extend the offer for any reason. See Section 14.

How will I be notified if Keynote extends the offer?
We will issue a press release by 9:00 a.m., Eastern Time, on the business day after the last previously scheduled expiration date if we decide to extend the offer. See Section 14. We cannot assure you that the offer will be extended or, if extended, for how long.

Are there any conditions to the offer?
Our obligation to accept and pay for your tendered shares is subject to conditions such as the absence of court and governmental action prohibiting the offer, changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us and circumstances that would cause our shares to be delisted from the Nasdaq National Market. See Section 6.

Is there a minimum number of shares that must be tendered?	The offer is not conditioned on any minimum number of shares being tendered. See Section 6.

Following the offer, will Keynote continue as a public company?
The completion of the offer in accordance with its conditions should not cause our common stock to be delisted from the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. It is a condition of our obligation to purchase shares in the offer that there will not be a reasonable likelihood that the purchase will cause the shares to be delisted from the Nasdaq National Market. See Section 6.

How do I tender my shares?	To tender your shares, prior to 12:00 midnight, Eastern Time, on Tuesday, November 26, 2002, unless the offer is extended:

•	you must deliver your share certificate and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this document;

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

•	you must comply with the guaranteed delivery procedure.

Contact the Information Agent or the Dealer Manager for assistance. See Section 3 and the instructions to the Letter of Transmittal.

Participants who wish to tender any of their shares in our 1999 Employee Stock Purchase Plan that are held by E*Trade, Inc. must instruct E*Trade to tender their shares at least two business days before the expiration date of the offer, in the case of telephone instructions, or at least four business days before the expiration date, in the case of written instructions, by following the separate instructions and procedures described in Section 3.

Once I have tendered shares in the offer, can I withdraw my tender?
You may withdraw any shares you have tendered at any time before 12:00 midnight, Eastern Time, on Tuesday, November 26, 2002, unless we extend the offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, Eastern Time, on Thursday, December 26, 2002. See Section 4.

How do I withdraw shares I previously tendered?
You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address listed on the back cover of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer described in Section 3. See Section 4.

If I decide not to tender, how will the offer affect my shares?	Stockholders who choose not to tender will own a greater percentage interest in us following the offer. See Section 2.

Has Keynote or its Board of Directors adopted a position on the offer?
Our Board of Directors has approved the offer. However, neither we nor our Board of Directors nor the Dealer Manager makes any recommendation to you as to whether you should or should not tender your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or prices at which you tender your shares. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer; however, affiliates of our directors, including VeriSign, Inc., may elect to tender some or all of their shares in the offer. See Section 10.

When will Keynote pay for the shares I tender?	We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration date of the offer and the acceptance of the shares for payment. See Section 5.

What is a recent trading price of Keynote common stock?	On October 25, 2002, the last full trading day before the date of the public announcement of the offer, the last reported sale price of our shares on the Nasdaq National Market was $6.84 per share.

Will I have to pay brokerage commissions if I tender my shares?
If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 15.

What are the United States federal income tax consequences if I tender my shares?
Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the tendered shares we purchase or as a distribution in respect of stock from us. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?	If you are the registered holder and you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to you, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?
The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is Georgeson Shareholder Communications Inc. and the Dealer Manager is Goldman, Sachs & Co. Contact information for each is listed on the back cover of this document.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including the documents incorporated by reference in this Offer to Purchase, contains forward-looking statements that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future. The words “will”, “may”, “expect”, “anticipate”, “intend”, “believe” and similar expressions identify these forward-looking statements. Because these statements deal with future events, they are subject to various risks and uncertainties. Our actual results could differ materially from those projected in these forward-looking statements. Factors that might cause or contribute to these differences include:

•	our unproven business model, which makes it difficult to evaluate our current business and future prospects;

•	our reliance on existing customers renewing their subscriptions and purchasing additional services, particularly enterprise customers;

•	the dependence of our operating results on sales of our benchmarking services;

•	widespread adoption of the Internet by businesses and consumers for e-business and communications;

•	competition in our market or the adoption of a competitor’s Internet performance measurement service as the industry standard for measuring the speed and reliability of websites;

•	pricing pressure with respect to Keynote’s services;

•	improvements to the Internet infrastructure, which could reduce or eliminate demand for our Internet performance measurement services;

•	unforeseen changes in expense levels;

•	our experience with assimilating our acquisitions and costs associated with any future acquisitions;

•	our ability to develop and introduce new services in a timely manner, and customer acceptance of new services;

•	our ability to keep pace with technological changes;

•	our ability to successfully conduct international operations; and

•	economic conditions in the technology and electronic commerce industries, as well as general economic conditions.

You should also carefully review the risks described in the other documents we file with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended September 30, 2001, our quarterly reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002 and any current reports on Form 8-K filed during the current fiscal year, all of which are incorporated by reference in this Offer to Purchase. You should assume that the information appearing in this Offer to Purchase is accurate as of the date on the front cover of this Offer to Purchase only. Our business, financial condition, results of operations and prospects may have changed since that date, and, except as required by law, we assume no obligation to update any of these forward-looking statements or reasons why results might differ. Notwithstanding any statement in this Offer to Purchase or in any document incorporated by reference in this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

THE OFFER

1.     N umber of Shares; Proration.

General.    Upon the terms and subject to the conditions of the offer, we will purchase 10,000,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the offer, at prices not greater than $8.00 nor less than $7.00 per share, net in cash, without interest.

The term “expiration date” means 12:00 midnight, Eastern Time, on Tuesday, November 26, 2002, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. In that case, the term “expiration date” shall mean the latest time and date at which the offer, as so extended by us, shall expire. See Section 14.

In accordance with the rules of the Securities and Exchange Commission, we may, and expressly reserve the right to, purchase under the offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending the offer. See Section 14. In the event of an over-subscription of the offer as described below, shares tendered at or below the purchase price will be subject to proration. The proration period and withdrawal rights expire on the expiration date.

If we:

•	increase the price to be paid for shares above $8.00 per share or decrease the price to be paid for shares below $7.00 per share;

•	increase the number of shares being sought in the offer in an amount that exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought; and

the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the offer until the expiration of such ten business day period. The term “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. THE OFFER IS, HOWEVER, SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN SECTION 6.

In accordance with Instruction 5 of the Letter of Transmittal, if you desire to tender shares, you must specify the price or prices, not greater than $8.00 nor less than $7.00 per share, at which you are willing to sell your shares to us under the offer or that you will sell your shares at the purchase price ultimately paid for shares properly tendered in the offer, which could result in you receiving a price per share as low as $7.00. You can specify one minimum price for a specified portion of your shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. You can also specify the order in which specified portions of your shares will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased in the offer. Promptly after the expiration date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by all stockholders tendering shares. We will select the lowest purchase price, not greater than $8.00 nor less than $7.00 per share, net in cash, without interest, that will enable us to purchase 10,000,000 shares under the offer, or such lesser number of shares as are properly tendered. If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 10,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the offer, purchase all shares so tendered at the purchase price. Because of the proration provisions described in this Offer to Purchase, all of the shares tendered at prices at or below the purchase price may not be purchased if the offer is oversubscribed. Shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the offer, including the proration provisions. Shares tendered at prices greater than the purchase price and shares not purchased because of proration will not be purchased in the offer. Shares not purchased in the offer will be returned to the tendering stockholders at our expense promptly after the expiration date.

This Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Proration.    Upon the terms and subject to the conditions of the offer, if more than 10,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and are not properly withdrawn before the expiration date, we will purchase such properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. Proration for each stockholder tendering shares will be based on the ratio that the number of shares properly tendered and not properly withdrawn by such stockholder bears to the total number of shares properly tendered and not properly withdrawn by all stockholders at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. You may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from your broker.

As described in Section 13, the number of shares that we will purchase under the offer may affect the United States federal income tax consequences to you and, therefore, may be relevant to your decision whether or not to tender shares.

2.     Purpose of the Offer; Material Effects of the Offer.

Purpose of the Offer.    In accordance with its duties to our stockholders, our Board of Directors evaluates and assesses our operations, strategy and future direction. As part of this process, our Board has been reviewing, on an ongoing basis, the cash that we require to conduct our business operations and pursue our future operating and strategic objectives. After considering alternative uses for our cash, our Board determined that investing in our own shares is an efficient means of providing value to our stockholders. As a result, in January 2001 our Board authorized us to repurchase up to $50.0 million of our common stock from time to time. As of October 25, 2002, we had repurchased a total of 1,421,850 shares at an average price of $7.39 per share. Our Board also determined that using the $85.0 million of our restricted cash in the fourth quarter of fiscal 2002 (rather than at the end of the lease term) to buy out our obligations (amounting to approximately $86.0 million) under the “synthetic lease” for our headquarters was another prudent use of our cash.

Based on its review of our current business and strategic objectives, our available cash and anticipated cash needs and possible alternative uses for our cash, our Board has now determined that the offer is a prudent use of our financial resources and that it is consistent with our historical commitment to repurchasing our shares as a means of providing value to our stockholders. In the course of this review, our Board determined that our cash resources are sufficient to both finance the offer and meet our anticipated requirements for future operations.

We believe that the offer is consistent with our long-term corporate goal of increasing stockholder value and is a prudent and efficient means to provide immediate value to our stockholders. The offer permits tendering stockholders to have their shares repurchased at a premium ranging from approximately 2% to 17% over the closing price per share of our common stock of $6.84 on October 25, 2002, the last full trading day before the date of the public announcement of the offer. In addition, stockholders who elect not to tender their shares may increase their relative percentage ownership in us following the offer.

After the offer is completed, we expect that our financial condition will allow us to continue to grow our business, including product development activities and marketing initiatives. We expect to have cash and marketable securities which, taken together with cash flow from operations, if any, in the future, will be sufficient to meet our ongoing needs for operations and anticipated capital expenditures through at least the next 12 months. The offer will also result in fewer shares outstanding (subject to our ability to issue additional shares in the future), which makes possible improved earnings per share for continuing stockholders if future earnings are achieved, without imposing excessive risk on us or our stockholders. However, our actual experience may differ significantly from our expectations for a variety of reasons and we cannot assure you that our action in utilizing a significant portion of our capital in this manner will not adversely affect our operations or financial condition at some point in the future. For more information, see the financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2001 and our quarterly report for the quarter ended June 30, 2002 and our financial results included in our current report on Form 8-K, filed on October 29, 2002, each of which is incorporated by reference in this Offer to Purchase.

Potential Risks and Disadvantages of the Offer.    The offer also presents some potential risks and disadvantages to us and our continuing stockholders, including:

•
Interest on cash balances has been a significant source of income and an offset to operating losses in prior periods. If we complete the offer, our cash balances and, in turn, interest income would be significantly reduced. For more information, see the financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2001 and our quarterly report on Form 10-Q for the quarter ended June 30, 2002 and our financial results included in our current report on Form 8-K, filed on October 29, 2002, each of which is incorporated by reference in this Offer to Purchase, and the pro forma financial statements included in Section 9.

•
The offer will reduce our “public float”, which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets. This reduction in our public float may result in a lower stock price and/or reduced liquidity in the trading market for our common stock following completion of the offer.

•	The offer may increase the proportional holdings of certain significant stockholders and will increase the proportional holdings of our directors and officers. In particular, the holdings of

Umang Gupta, our Chief Executive Officer, who currently holds approximately 9.8% of the total shares outstanding as of September 30, 2002, will increase proportionately, because he has advised us that he will not tender any of his shares in the offer. The holdings of VeriSign, Inc., which currently holds approximately 5.0% of the total shares outstanding as of September 30, 2002, may increase proportionally, depending on whether and to what extent it elects to participate in the offer.

NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PRICES AT WHICH YOU TENDER YOUR SHARES. WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN THE OFFER; HOWEVER, AFFILIATES OF OUR DIRECTORS, INCLUDING VERISIGN, INC., MAY ELECT TO TENDER SOME OR ALL OF THEIR SHARES IN THE OFFER.

Shares we acquire in the offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which our shares are listed) for a variety of purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

In the future, we may purchase additional shares of our common stock on the open market, in private transactions, through tender offers or otherwise. Such purchases may be at prices above or below the purchase price for the shares purchased in the offer. In October 2002, the Board authorized management to continue its current stock repurchase program, previously approved in January 2001, following the completion of the offer and subject to applicable regulations. The maximum amount to be used for such repurchases is now approximately $90.0 million, less the amount we pay to repurchase shares in the offer, together with transaction expenses. These purchases may be made at management’s discretion and on the same terms as or on terms and prices that are more or less favorable to stockholders than the terms of the offer. No purchases, however, will be made if such purchases would cause our shares to be delisted from the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act. Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date of the offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

3.     Procedures for Tendering Shares.

Proper Tender of Shares.    For shares to be tendered properly in the offer:

•
the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer described below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, Eastern Time, on the expiration date by the Depositary at its address listed on the back cover of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedure described below.

IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IF YOU DESIRE TO TENDER SHARES UNDER THE OFFER, YOU MUST INDICATE:

•	THE PRICE (IN MULTIPLES OF $0.10) AT WHICH SHARES ARE BEING TENDERED, IN THE SECTION “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED” OF THE LETTER OF TRANSMITTAL; OR

•	THAT YOU WILL ACCEPT THE PURCHASE PRICE DETERMINED BY US IN ACCORDANCE WITH THE TERMS OF THE OFFER, IN THE SECTION “SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER” OF THE LETTER OF TRANSMITTAL.

If you desire to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

IF YOU HOLD SHARES THROUGH BROKERS OR BANKS, YOU ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined under the Offer”. Note that this election could result in the tendered shares being purchased at the minimum price of $7.00 per share.

If you wish to indicate a specific price (in multiples of $0.10) at which your shares are being tendered, you must check a box under the section “Price (In Dollars) Per Share at Which Shares Are Being Tendered” in the Letter of Transmittal. You should be aware that this election could mean that none of your shares will be purchased if you check a box other than the box representing the lowest price.

Participants who wish to tender some or all of their shares in our 1999 Employee Stock Purchase Plan that are held by E*Trade, Inc., must follow the instructions in the “Letter to Participants in Keynote’s 1999 Employee Stock Purchase Plan” furnished separately and return it to E*Trade in accordance with those instructions. Participants must instruct E*Trade to tender their shares at least two business days before the expiration date of the offer in the case of telephone instructions, or at least four business days before the expiration date, in the case of written instructions, or no shares allocated to the participant’s account will be tendered.

Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

•
the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal; or

•	shares are tendered for the account of an “eligible guarantor institution” (as defined below). See Instruction 1 of the Letter of Transmittal.

The term “eligible guarantor institution” means a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the Depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either:

•
a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address listed on the back cover of this document before the expiration date; or

•	the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Federal Backup Withholding Tax.    Under the United States federal backup withholding tax rules, a portion of the gross proceeds payable to a stockholder or other payee under the offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to the satisfaction of the Depositary that you are not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Information Agent. See Instruction 12 of the Letter of Transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES PURCHASED UNDER THE OFFER, IF YOU DO NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

See Section 13 for a discussion of United States federal income tax consequences to tendering stockholders that are U.S. holders (as that term is described in Section 13).

Guaranteed Delivery.    If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the expiration date of the offer, you cannot comply with the procedure for book-entry transfer by the expiration date of the offer, or your other required documents cannot be delivered to the Depositary by the expiration date of the offer, you can still tender your shares, provided that all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•
the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•
the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, or other documents required by the Letter of Transmittal, are received by the Depositary within three trading days on the Nasdaq National Market after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.    If any tendered shares are not purchased under the offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. Our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We, the Depositary, the Information Agent, the Dealer Manager and any other person are not under any duty to give notification of any defects or irregularities in any tender and will not incur any liability for failure to give any such notification.

Employee Stock Purchase Plan.    Participants in our 1999 Employee Stock Purchase Plan may instruct E*Trade, Inc., to tender some or all of the shares held in the participant’s account under the plan by following the instructions in the “Letter to Participants in Keynote’s 1999 Employee Stock Purchase Plan” furnished separately. Participants may tender shares by instructing E*Trade by telephone or by completing and returning to E*Trade the instruction form that is included in the “Letter to Participants in Keynote’s 1999 Employee Stock Purchase Plan”, each in accordance with the instructions in such letter. Each participant may direct that all, some or none of the shares held in the participant’s account under the 1999 Employee Stock Purchase Plan be tendered and the price at which such participant’s shares are to be tendered. Any employee stock purchase plan shares tendered but not purchased will be returned to the participant’s employee stock purchase plan account. All documents furnished to stockholders generally in connection with the offer will be made available to participants whose accounts are credited with shares. Participants in the 1999 Employee Stock Purchase Plan cannot use the Letter of Transmittal to direct the tender of shares, but must comply with the instructions in the separate instruction letter sent to them.

Delivery of a Letter of Transmittal by a 1999 Employee Stock Purchase Plan participant does not constitute proper tender of his or her employee stock purchase plan shares. Proper tender can only be made by E*Trade, who is the record owner of these shares. Please note that the deadline for submitting telephone or written instructions to E*Trade is earlier than the expiration date. E*Trade will not tender any shares held in the participant’s account under the 1999 Employee Stock Purchase Plan unless E*Trade receives a participant’s telephone instructions at least two business days before the expiration date or written instruction form at least four business days before the expiration date. Participants in our 1999 Employee Stock Purchase Plan are urged to read the separate instruction letter and related materials carefully.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Exchange Act; and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•
has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

•	will deliver or cause to be delivered the shares in accordance with the terms of the offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares that you tender under the offer will constitute a binding agreement between us and you upon the terms and conditions of the offer.

Lost or Destroyed Certificates.    If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you may contact American Stock Transfer & Trust Company, the transfer agent for our common stock, at (877) 777-0800, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the transfer agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.    Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares under the offer are irrevocable. Shares tendered under the offer may be withdrawn at any time before the expiration date and, unless we have already accepted the shares for payment under the offer, at any time after 12:00 midnight, Eastern Time, on Thursday, December 26, 2002.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address listed on the back cover of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

If shares have been tendered under the procedure for book-entry transfer described in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. We, the Depositary, the Information Agent, the Dealer Manager and any other person are not under any duty to give notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

Participants in our 1999 Employee Stock Purchase Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in Keynote’s 1999 Employee Stock Purchase Plan” sent to them separately.

Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the offer, are delayed in our purchase of shares, or are unable to purchase shares under the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.    Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will:

•
determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date.

For purposes of the offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the offer.

Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will accept for payment and pay at a single per share purchase price for 10,000,000 shares, which number of shares is subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $8.00 nor less than $7.00 per share.

We will pay for shares purchased under the offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven to ten business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur, we may not be obligated to purchase shares under the offer. See Section 6.

We will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

IF YOU OR ANY OTHER PAYEE FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO YOU OR ANY OTHER PAYEE UNDER THE OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.    Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the offer or postpone the acceptance for payment of, or the purchase of and payment for, tendered shares, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after October 29, 2002 and before the expiration date any of the following events has occurred (or we have reasonably determined occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or with acceptance for payment of the tendered shares:

•
any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal has been threatened or instituted or is pending that directly or indirectly:

•	challenges the making of the offer or the acquisition of some or all of the shares under the offer or otherwise relates in any manner to the offer; or

•
in our judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or our subsidiaries or materially impair the contemplated benefits of the offer to us;

•
any action has been threatened or taken or is pending, or any approval has been withheld, or any statute, rule, regulation, judgment, order or injunction has been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly:

•	make the acceptance for payment of or payment for some or all of the shares illegal or otherwise restrict or prohibit completion of the offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

•	materially impair the contemplated benefits of the offer to us; or

•
materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union;

•
the commencement of a war, armed hostilities or other international or national calamity or crisis, including an act or acts of terrorism, directly or indirectly involving the United States or any of its territories;

•
any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations or prospects or the trading in the shares;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	any decline in either the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Industrial Companies by an amount greater than 10% from the close of business on October 28, 2002;

•
a tender offer or exchange offer for any or all of the shares (other than this offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person;

•	one or more of the following has occurred:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before October 28, 2002);

•
any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before October 28, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities other than in connection with a transaction authorized by our Board of Directors;

•
any change or changes has occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our judgment, is or may be material and adverse to us or our subsidiaries; or

•
we determine that there is a reasonable likelihood that the completion of the offer and the purchase of the shares may otherwise cause the shares to be delisted from the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

These conditions are for our benefit. We may assert them in our reasonable judgment regardless of the circumstances giving rise to any such condition. We may waive them, in whole or in part, at any time in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Our determination or judgment concerning the events described above will be final and binding on all parties.

7.     Price Range of Shares; Dividends.

Price Range of Shares.    Our common stock has traded on the Nasdaq National Market under the symbol “KEYN” since our initial public offering of stock on September 24, 1999. The following table presents the high and low sales price per share of our common stock for each of the fiscal quarters indicated, as reported on the Nasdaq National Market.

	High	Low
Fiscal Year Ended September 30, 2001
First Quarter	$29.31	$12.50
Second Quarter	18.25	9.88
Third Quarter	14.10	8.75
Fourth Quarter	10.95	6.50
Fiscal Year Ended September 30, 2002
First Quarter	$9.40	$6.95
Second Quarter	10.50	8.40
Third Quarter	9.75	7.15
Fourth Quarter	7.65	6.07
Fiscal Year Ending September 30, 2003
First Quarter (through October 25, 2002)	$7.10	$6.10

On October 25, 2002, the last full trading day before the date of the public announcement of the offer, the last reported sale price of our shares on the Nasdaq National Market was $6.84 per share. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF OUR COMMON STOCK.

Dividends.    Except as described in the following paragraphs, we have never declared or paid any dividends on our common stock or other securities, and we do not anticipate paying dividends in the foreseeable future.

Rights Agreement.    On October 25, 2002, our Board of Directors declared a dividend of one stock purchase right for each outstanding share of our common stock, $0.001 par value per share. The dividend is payable to stockholders of record on October 29, 2002. In addition, one right will be issued with each share of our common stock that becomes outstanding:

•	between October 29, 2002 and the earliest of the date the rights become exercisable, the date the rights are redeemed and the date the rights expire; or

•
following the “distribution date”, as defined below, and prior to the date the rights are redeemed and the date the rights expire, pursuant to the exercise of employee stock options or upon the exercise, conversion or exchange of any other of our securities outstanding prior to the distribution date.

Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock at a price of $60.00 per one one-hundredth of a share of our Series A junior participating preferred stock, subject to adjustment. A complete description of the terms of the rights are set forth in a Rights Agreement that we entered into with American Stock Transfer & Trust Company, as Rights Agent.

The rights will be represented by our common stock certificate until the earlier to occur of:

•
ten days following a public announcement or disclosure that a person or group of affiliated or associated persons (such person or group being referred to as an “acquiring person”), has acquired beneficial ownership of 15% or more of our outstanding common stock; or

•
ten business days (or a later date determined by the Board before a person or group becomes an acquiring person) following the first public announcement of an intention of any person other than us, any of our subsidiaries, any of our employee benefit plans or those of any of our subsidiaries or any entity holding our common stock for or pursuant to the terms of such plans, to make a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person (the earlier of such dates being called the “distribution date”).

The Rights Agreement provides that, among others, the following are not acquiring persons:

•	us or any of our subsidiaries;

•	any of our employee benefit plans or those of any of our subsidiaries or any entity holding our common stock for or pursuant to the terms of such plans;

•
a person or group who our Board determines has inadvertently become the beneficial owner of 15% or more of our outstanding common stock, and such person or group promptly sells shares until they own less than 15% of our outstanding common stock; and

•
any person or group who becomes the beneficial owner of 15% or more of our outstanding common stock as a result of an acquisition of our common stock by us (including as a result of the offer), however, if such person or group acquires any additional shares after our acquisition of our common stock, such person or group will be deemed an acquiring person.

The Rights Agreement provides that, until the distribution date, the rights will be transferred only with our common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after October 29, 2002 will contain a notation incorporating the terms of the Rights Agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the transfer of any common stock certificates, even without such notation being attached, will also constitute the transfer of the rights associated with our common stock represented by such certificate. After the distribution date, separate certificates representing the rights will be mailed to record holders of our common stock on the distribution date and such separate certificates alone will evidence the rights. If shares of our common stock are issued or sold after the distribution date (but prior to the redemption or expiration of the rights) in connection with the exercise of stock options or upon the exercise, conversion or exchange of any other of our securities outstanding prior to the distribution date, we shall issue the appropriate number of rights in connection with such issuance or sale.

The rights are not exercisable until the distribution date. The rights will expire on October 29, 2012, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us, as described below. Until a right is exercised, the holder of a right, as such, will have no rights as a Keynote stockholder.

The purchase price payable and the number of shares of our Series A junior participating preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. The number of rights and the number of one one-hundredths of a share of our Series A junior participating preferred stock issuable upon exercise of each right are also subject to adjustment upon certain events occurring before the distribution date.

The Series A junior participating preferred stock has been structured so that each such share has dividend, liquidation and voting rights equal to those of 100 shares of our common stock. Because of this, the value of the one one-hundredth interest in a share of our Series A junior participating preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock. The Series A junior participating preferred stock is not redeemable.

In the event that any person or group owns 15% or more of our outstanding common stock and thereby becomes an acquiring person, unless the event causing the person or group to become an acquiring person is a merger, acquisition or other business combination described in the next paragraph, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise and payment of the exercise price that number of shares of common stock having a market value of two times the exercise price of the right. If we do not have enough authorized but unissued shares of common stock to satisfy this obligation to issue shares of our common stock, we will deliver upon payment of the exercise price of a right an amount of cash or other securities equivalent in value to the common stock issuable upon exercise of a right.

If any person or group becomes an acquiring person and we consolidate with or merge into such acquiring person or an affiliate of the acquiring person, the acquiring person or an affiliate of the acquiring person consolidates with or merges into us, or 50% or more of our consolidated assets or earning power are sold to the acquiring person, then each holder of a right, other than rights owned by the acquiring person, will thereafter have the right to receive, upon exercise and payment of the exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after a person or group becomes an acquiring person and prior to such person or group acquiring a majority of our outstanding common stock, the Board may exchange all or some of the rights (other than rights owned by the acquiring person), at an exchange ratio of one share of our common stock, or one one-hundredth of a share of our Series A junior participating preferred stock (or other equivalent securities), per right.

At any time before a person or group becomes an acquiring person, the Board may redeem all (but not less than all) of the rights at a price of $0.001 per right, subject to adjustment to reflect stock splits and similar transactions, and on such terms and conditions as the Board may establish. After the period for redemption of the rights has expired, the Board may not extend the period for redemption of the rights or otherwise provide for their redemption. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

The terms of the rights may be amended by a resolution of the Board without the consent of the holders of the rights, except that after a person or group becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights (other than an acquiring person).

The description above of the rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Securities and Exchange Commission as Exhibit 4.01 to a registration statement on Form 8-A filed October 29, 2002. This exhibit may be obtained from the Securities and Exchange Commission as provided in Section 9.

8.     Source and Amount of Funds.

Assuming that the maximum 10,000,000 shares are tendered in the offer at a price between $7.00 and $8.00 per share, the aggregate purchase price will be between $70.0 million and $80.0 million. We expect that our fees and expenses for the offer will be approximately $1,500,000. We expect to fund our purchase of shares tendered in the offer from available cash on hand.

9.     Certain Information Concerning Keynote.

We provide web performance benchmarking, testing, and application performance measurement services to companies that operate electronic business, or e-business web sites. Our services are designed to enable our customers to improve the quality of service of their e-business web sites and wireless data applications networks around the world. We believe that companies who use our services can increase revenues, improve customer satisfaction and retention, reduce customer support costs and gain a competitive advantage. We have designed our services to be easy for customers to try, purchase and use on a subscription basis. Our customers include more than 2,300 corporate information technology departments and 16,000 individual subscribers.

We were incorporated in California on June 15, 1995 and reincorporated in Delaware on March 31, 2000. Our principal executive offices are located at 777 Mariners Island Boulevard, San Mateo, CA 94404 and our telephone number is (650) 403-2400.

Summary Unaudited Pro Forma Financial Information.    The historical information is derived from the unaudited financial information for the fiscal year ended September 30, 2002, included in our current report on Form 8-K, filed on October 29, 2002.

The following pro forma financial information gives effect to the purchase of shares pursuant to the offer, based on the assumptions described in the notes below. This pro forma information may not be indicative of the results that would have been obtained or results that may be obtained in the future, or the financial condition that would have resulted if the purchase of the shares pursuant to the offer had been completed at the date indicated.

In addition to the information provided below, please refer to our annual report on Form 10-K for the fiscal year ended September 30, 2001, our quarterly reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, and our current report on Form 8-K, filed on October 29, 2002, which are incorporated by reference in this Offer to Purchase.

Unaudited Pro Forma Consolidated Statement of Operations
for the Year Ended September 30, 2002

	As Reported	Pro Forma Adjustments				Pro Forma
		Assuming $8.00 Purchase Price		Assuming $7.00 Purchase Price		Assuming $8.00 Purchase Price	Assuming $7.00 Purchase Price
	(In thousands, except per share amounts)
Revenue:
Subscription services	$34,180					$34,180	$34,180
Consulting and support services	3,760					3,760	3,760

Total revenue	37,940					37,940	37,940
Expenses:
Costs of subscription services	11,565					11,565	11,565
Costs of consulting and support services	3,408					3,408	3,408
Research and development	8,428					8,428	8,428
Sales and marketing	19,209					19,209	19,209
Operations	7,804					7,804	7,804
General and administrative	8,137					8,137	8,137
Property impairment charge	52,028					52,028	52,028
Acquisition-related charges, impairment and amortization of intangible assets, and stock-based compensation	1,727					1,727	1,727

Total expenses	112,306					112,306	112,306

Loss from operations	(74,366)					(74,366)	(74,366)
Interest income, net	11,999	$(2,934	)(2)	$(2,574	)(2)	9,065	9,425

Loss before provision for income taxes and the cumulative effect of a change in accounting principle	(62,367)	(2,934)		(2,574)		(65,301)	(64,941)
Provision for income taxes	—	—	(3)	—	(3)	—	—

Net loss before cumulative effect of a change in accounting principle	(62,367)	(2,934)		(2,574)		(65,301)	(64,941)
Cumulative effect of a change in accounting principle	(3,160)	—		—		(3,160)	(3,160)

Net loss	$(65,527)	$(2,934)		$(2,574)		$(68,461)	$(68,101)

Net loss per share:
Net loss per share before the cumulative effect of a change in accounting principle	$(2.24)					$(3.65)	$(3.64)
Cumulative effect per share of a change in accounting principle	(0.11)					(.18)	(.18)

Basic and diluted net loss per share	$(2.35)					$(3.83)	$(3.82)

Shares used in computing basic and diluted net loss per share	27,864	(10,000	)(1)	(10,000	)(1)	17,864	17,864

Deficiency of earnings available to cover fixed charges	$62,367 (4)					$65,301	$64,941

Unaudited Pro Forma Consolidated Balance Sheet
as of September 30, 2002

	As Reported	Pro Forma Adjustments				Pro Forma
		Assuming $8.00 Purchase Price		Assuming $7.00 Purchase Price		Assuming $8.00 Purchase Price	Assuming $7.00 Purchase Price
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and short-term investments	$239,287	$(81,500	)(1)	$(71,500	)(1)	$157,787	$167,787
Accounts receivable, net	4,820					4,820	4,820
Prepaid and other current assets	1,272					1,272	1,272

Total current assets	245,379	(81,500)		(71,500)		163,879	173,879
Property and equipment, net	37,468					37,468	37,468
Goodwill and other intangible assets	2,934					2,934	2,934

Total assets	$285,781	$(81,500)		$(71,500)		$204,281	$214,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,014					$1,014	$1,014
Accrued expenses	8,191					8,191	8,191
Deferred revenue	5,121					5,121	5,121

Total current liabilities	14,326					14,326	14,326

Total liabilities	14,326					14,326	14,326

Stockholders’ equity:
Common stock	28	$(10	)(1)	$(10	)(1)	18	18
Treasury stock	(6,988)	(81,490	)(1)	(71,490	)(1)	(88,478)	(78,478)
Additional paid-in capital	413,684					413,684	413,684
Deferred compensation	(31)					(31)	(31)
Accumulated deficit	(137,333)					(137,333)	(137,333)
Accumulated other comprehensive income	2,095					2,095	2,095

Total stockholders’ equity	271,455	(81,500)		(71,500)		189,955	199,955

Total liabilities and stockholders’ equity	$285,781	$(81,500)		$(71,500)		$204,281	$214,281

Book value per share	$10.03					$11.13	$11.72

Shares used in computing book value per share	27,067	(10,000	)(1)	(10,000	)(1)	17,067	17,067

Notes to Unaudited Pro Forma Financial Information

The unaudited pro forma financial information is based on our historical financial information. Pro forma statements of operations information assumes the offer had taken place as of October 1, 2001, the beginning of fiscal year 2002. Pro forma balance sheet information assumes the offer had taken place as of September 30, 2002. The unaudited pro forma financial information is based on certain assumptions and estimates and, therefore, does not purport to be indicative of results that actually would have been achieved if the offer had been completed as of such dates or indicative of future results of operations or financial condition. The unaudited pro forma financial information should be read together with our historical consolidated financial statements and related notes, which are incorporated by reference in this document. The historical consolidated financial information has been adjusted to reflect the following assumptions:

(1)  Our acquisition and retirement of 10,000,000 shares pursuant to the offer at prices of $8.00 and $7.00 per share is recorded as a reduction to common stock to the extent of the par value of the shares and as an addition to treasury stock for the remainder of the purchase price. It is assumed that we will incur estimated expenses directly related to the offer of $1,500,000, which is recorded as an addition to treasury stock.

(2)  Interest income, net is reduced due to a reduced level of marketable securities during the period. The assumed interest rate for purposes of calculating reduced interest income, net was approximately 3.6% per year for the fiscal year ended September 30, 2002, and approximates the actual interest rates earned on the marketable securities.

(3)  A valuation allowance is established for the total deferred tax asset because, given our limited operating history and accumulated deficit, it is uncertain that the deferred asset will be realized. Therefore, there is no income tax benefit arising from the pro forma reduction of investment income related to the above liquidation of marketable securities.

(4)  Earnings consist of net loss before provision for income taxes and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges consist of interest expense and that portion of rental expense we believe to be representative of interest. As a result of the buy-out of our obligations under the terms of our synthetic lease in September 2002, we will no longer incur interest expense with respect to our headquarters building.

Additional Information.    We are subject to the requirements of the Exchange Act, and file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. In addition, we have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, which includes additional information concerning the offer. We recommend that, in addition to this Offer to Purchase, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to elect to tender your shares:

•	our annual report on Form 10-K for the fiscal year ended September 30, 2001;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2001, March 31, 2002 and June 30, 2002;

•	our current report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2002; and

•	the description of our common stock included in our registration statement on Form 8-A, including any amendments or reports we file for the purpose of updating that description.

The Securities and Exchange Commission file number for all of these filings is 000-27241. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

10.     Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

As of September 30, 2002, there were 27,066,767 shares of our common stock issued and outstanding. The 10,000,000 shares we are offering to purchase in the offer represent approximately 36.9% of the total shares outstanding as of September 30, 2002.

The table below presents the aggregate number of shares and percentage of our common stock beneficially owned by our directors and executive officers as of September 30, 2002. Also presented is the percentage of our common stock to be beneficially owned after completion of the offer, assuming that we purchase 10,000,000 shares of common stock and that no director or executive officer tenders any shares under the offer. Our directors and executive officers are entitled to participate in the offer on the same basis as all other stockholders. However, our directors and officers have advised us that they do not intend to tender any shares in the offer; however, affiliates of our directors, including VeriSign, Inc., may elect to tender some or all of their shares in the offer.

Assuming completion of the offer as described above, our directors and executive officers will beneficially own, in the aggregate, approximately 27.2% of the total shares outstanding as of September 30, 2002.

In the table below, shares of common stock that are subject to options exercisable within 60 days of September 30, 2002 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

Except as otherwise indicated below, the business address of each person listed in the table is c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404 and the business telephone number is (650) 403-2400.

			Percentage of Shares Beneficially Owned
Directors and Executive Officers	Position	Number of Shares Beneficially Owned	As of September 30, 2002	After Offer (Assuming We Purchase 10,000,000 Shares and No Director or Executive Officer Tenders)
Umang Gupta (1)	Chairman of the Board and Chief Executive Officer	2,717,577	9.8%	15.4%
Donald Aoki (2)	Vice President of Engineering	194,115	*	1.1
Lloyd Taylor (3)	Vice President of Operations	175,469	*	1.0
John Flavio (4)	Senior Vice President of Finance and Chief Financial Officer	160,778	*	*
Richard Rudolph	Vice President of Worldwide Sales	2,500	*	*
Arnold Waldstein	Vice President of Marketing and Business Development	—	*	*
Stratton Sclavos (5)	Director	1,408,567	5.2	8.2
David Cowan (6)	Director	195,473	*	1.1
Deborah Rieman (7)	Director	26,388	*	*
Mohan Gyani (7)	Director	26,388	*	*
Geoffrey Penney	Director	—	*	*

*	Indicates less than 1%.

(1)
Includes 70,000 shares held by the Gupta Family 1999 Irrevocable Trust. Mr. Gupta disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest in the shares. Includes 566,667 shares subject to options exercisable within 60 days of September 30, 2002.

(2)
Includes 5,042 shares held by Mr. Aoki as trustee for his minor children and 950 shares held by the Frank and Jeanne Aoki Revocable Trust, over which Mr. Aoki exercises investment power. Mr. Aoki disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Includes 77,916 shares subject to options exercisable within 60 days of September 30, 2002.

(3)	Includes 51,520 shares subject to options exercisable within 60 days of September 30, 2002.
(4)	Includes 144,164 shares subject to options exercisable within 60 days of September 30, 2002.
(5)
Includes 1,361,345 shares held by VeriSign, Inc., of which Mr. Sclavos is the President and Chief Executive Officer. Mr. Sclavos disclaims beneficial ownership of the shares held by VeriSign. Includes 47,222 shares subject to options exercisable within 60 days of September 30, 2002.

(6)	Includes 47,222 shares subject to options exercisable within 60 days of September 30, 2002.
(7)	Represents 26,388 shares subject to options exercisable within 60 days of September 30, 2002.

Agreements, Arrangements or Understandings.     Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding relating to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

We entered into an employment agreement with Umang Gupta, our Chief Executive Officer, in December 1997 and amended this agreement in November 2001. This agreement, as amended, establishes Mr. Gupta’s annual base salary and eligibility for benefits and bonuses. This agreement continues until it is terminated upon written notice by Mr. Gupta or us. We must pay Mr. Gupta his salary and other benefits through the date of any termination of his employment. If his employment is terminated by us without cause or through his constructive termination due to a material reduction in his salary or benefits, a material change in his responsibilities or a sale of us if he is not the Chief Executive Officer of the resulting combined company, we must also pay his salary and other benefits for six additional months after that date. In connection with the November 2001 amendment of this agreement, Mr. Gupta was granted an option to purchase 1,300,000 shares of common stock at an exercise price of $7.52 per share. This option is immediately exercisable, subject to our right to repurchase the unvested shares of common stock upon termination of his employment. This option vested as to 20,833 shares on January 7, 2002, is vesting as to 33,333 shares for each month thereafter for 24 months and then vests as to 20,833 shares for each month thereafter. The option will vest in full 90 days following a sale of us if Mr. Gupta is not Chief Executive Officer of the resulting combined company. Under the agreement, if Mr. Gupta’s employment is terminated by us for cause or due to his disability or through his voluntarily termination, the vesting of any shares subject to his options will cease on the date of termination. If his employment is terminated by us without cause or due to his death or through his constructive termination due to a material reduction in his salary or benefits, a material change in his responsibilities or a sale of us if he is not the Chief Executive Officer of the resulting combined company, the shares subject to his options will vest in an amount equal to the number that would vest during the six months following this termination. If his employment is terminated by us without cause or through his voluntary termination, and if he assists in the transition to a successor Chief Executive Officer, vesting of the shares subject to his options will continue for an additional 12 months.

The options that we grant to our executive officers under our 1999 Equity Incentive Plan generally provide for acceleration of the vesting of such options upon the occurrence of specified events. If the executive officer is terminated without cause within 12 months of a sale of our company, that option vests immediately with respect to 25% of the shares subject to that option if the termination occurs within one year of the date of grant of the option or with respect to all of the shares subject to that option if the termination occurs more than one year after the date of grant. For the purposes of this provision, a sale of our company includes any sale of all or substantially all of our assets, or any merger or consolidation of us with or into any other corporation, corporations, or other entity in which more than 50% of our voting power is transferred. For purposes of this provision, cause means:

•	willfully engaging in gross misconduct that is materially and demonstrably injurious to us; or

•
willful and continued failure to substantially perform the executive officer’s duties (other than incapacity due to physical or mental illness), provided that this failure continues after our Board of Directors has provided the executive officer with a written demand for substantial performance, setting forth in detail the specific respects in which it believes the executive officer has willfully and not substantially performed his or her duties and a reasonable opportunity (to be not less than 30 days) to cure the failure.

A termination without cause includes a termination of employment by the executive officers within 30 days following any one of the following events:

•	a 10% or more reduction in the executive officer’s salary that is not part of a general salary reduction plan applicable to all officers of the successor company;

•	a change in the executive officer’s position or status to a position that is not at the level of Vice President or above with the successor; or

•	relocating the executive officer’s principal place of business, in excess of 50 miles from the current location of such principal place of business.

The provisions of our 1999 Equity Incentive Plan provide that the vesting of options granted automatically to non-employee directors under the provisions of the plan will accelerate and such options will become exercisable in full prior to the consummation of certain corporate transactions in which we are involved, including certain mergers, liquidations, consolidations or sales of substantially all of our assets.

There have been no transactions in our common stock effected during the 60 days prior to October 29, 2002, by us, or to our knowledge, by any of our executive officers, directors, affiliates or subsidiaries, other than our repurchase of an aggregate of 763,500 shares of our common stock at an average price of $6.70 per share, which we effected on various dates in open market transactions on the Nasdaq National Market through a registered broker-dealer.

11.    Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

Our purchase of shares in the offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the offer to ensure a continued trading market for the shares. Based upon the published guidelines of the Nasdaq National Market and the conditions of the offer, we do not believe that our purchase of shares under the offer will cause the remaining outstanding shares of our common stock to be delisted from the Nasdaq National Market.

Shares of our common stock currently constitute “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Securities and Exchange Commission and comply with the proxy rules of the Securities and Exchange Commission in connection with meetings of our stockholders. We believe that our purchase of shares under the offer, pursuant to the terms of the offer, will not cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

12.    Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of and payment for shares tendered in the offer pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.    United States Federal Income Tax Consequences.

The following summary describes the material U.S. federal income tax consequences relating to the offer. This summary is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this section as the Code, the Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets for U.S. federal income tax purposes. Except as otherwise specifically noted, this discussion applies only to “U.S. holders” (as described below). This summary also does not address the state, local, estate, gift or foreign tax consequences of participating in the offer. For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

For these purposes, a “non-U.S. holder” is any holder of shares that is not a U.S. person for U.S. federal income tax purposes.

The tax treatment of a partner of a foreign or domestic partnership (or any entity treated as a partnership for U.S. federal income tax purposes) will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

In addition, this discussion does not deal with all possible tax consequences relating to a U.S. holders’ investment in our shares and does not deal with the tax consequences applicable to all categories of U.S. holders some of which may be subject to special tax rules (not described herein), including U.S. holders who are:

•	dealers or certain traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	grantor trusts;

•	real estate investment trusts or regulated investment companies;

•	holders of our shares who hold such shares as part of a position in a straddle or as part of a hedging or conversion transaction for U.S. federal income tax purposes;

•	holders of our shares whose functional currency is not the U.S. dollar;

•	holders of our shares who acquired their shares in connection with a stock option plan, a stock purchase plan, or in some other compensatory transaction;

•	holders of our shares who acquired their shares in connection with transactions that are subject to the alternative minimum tax provisions of the Code; and

•	holders of our shares who are subject to U.S. federal income taxation as U.S. expatriates.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

Characterization of the Purchase.    Our purchase of shares under the offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s shares or as having received a distribution in respect of stock from us.

Under Section 302 of the Code, a U.S. holder whose shares we purchase under the offer will be treated as having sold the shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. holder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, referred to as the Section 302 tests, is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if the U.S. holder sold the shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the offer and the U.S. holder’s adjusted tax basis in the shares surrendered in exchange for such cash. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares that were sold exceeds one year as of the date of our purchase under the offer. Currently, the long-term capital gain rate for non-corporate U.S. holders is 20%. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that we purchase from a U.S. holder under the offer. A U.S. holder may be able to designate, generally through the U.S. holder’s broker, which blocks of shares the U.S. holder wishes to tender under the offer if less than all of the U.S. holder’s shares are tendered under the offer, and the order in which we will purchase different blocks in the event of proration under the offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy any of the Section 302 tests explained below, our purchase of a U.S. holder’s shares under the offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to our purchase of the shares under the offer generally will be treated as a dividend distribution to the U.S. holder with respect to the U.S. holder’s shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the U.S. holder’s share of our current and accumulated earnings and profits (as described in the Code) in our current taxable year. We do not anticipate having current or accumulated earnings and profits in our current taxable year. To the extent the amount received by a U.S. holder exceeds the U.S. holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. holder’s adjusted tax basis in the U.S. holder’s shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that our purchase of a U.S. holder’s shares under the offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s adjusted tax basis in the purchased shares will be added to any shares retained by the U.S. holder.

Constructive Ownership of Stock and Other Issues.    In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the offer qualifies for sale treatment in their particular circumstances.

We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders under the offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the offer will be treated as a sale or exchange or as a distribution in respect of stock from us.

Section 302 Tests.    One of the following tests must be satisfied with respect to you in order for our purchase of shares under the offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination Test.    Our purchase of a U.S. holder’s shares under the offer will result in a “complete termination” of the U.S. holder’s equity interest in us if all of the shares that are actually owned by the U.S. holder are sold under the offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•
Substantially Disproportionate Test.    Our purchase of a U.S. holder’s shares under the offer generally will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then-outstanding shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the offer).

•	Not Essentially Equivalent to a Dividend Test. Our purchase of a U.S. holder’s shares under the offer will be treated as “not essentially equivalent to a dividend” if the reduction in the

U.S. holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” of the U.S. holder’s proportionate interest in us given the U.S. holder’s particular facts and circumstances. Whether the receipt of cash by a stockholder who sells shares under the offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction”. U.S. holders should consult their tax advisors as to the application of this test to their particular circumstances.

Corporate Stockholder Dividend Treatment.    If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and, contrary to our expectations, we have current or accumulated earnings and profits in our current taxable year, a corporate U.S. holder may, to the extent that any amounts received by it under the offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the offer, and to the tax consequences of dividend treatment in their particular circumstances.

Foreign Stockholders.    The following discussion applies to stockholders who are “non-U.S. holders”, as defined above. As described above, we do not expect to have current or accumulated earnings and profits in our current taxable year. Accordingly, even if a non-U.S. holder’s disposition of shares pursuant to the offer does not satisfy any of the Section 302 tests explained above, we do not expect any portion of the consideration received by the non-U.S. holder to be treated as a dividend for U.S. federal income tax purposes. As a result, we do not intend to withhold U.S. federal income tax from the gross proceeds paid pursuant to the offer to a non-U.S. holder or his agent.

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of shares in the offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable income tax treaty providing otherwise; or

•	we are or have been a “U.S. real property holding corporation” and certain other requirements are met.

We do not believe that we are or have been a “U.S. real property holding corporation”.

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes could be subject to U.S. federal income tax with respect to the disposition of shares in the offer. An individual who fits this category should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the offer.

Stockholders Who Do Not Receive Cash Under the Offer.    Stockholders whose shares we do not purchase under the offer will not incur any tax liability as a result of the completion of the offer.

Backup Withholding.    See Section 3 with respect to the application of United States federal backup withholding tax.

THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.    Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and delay our acceptance for payment of and payment for any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we:

•	increase the price to be paid for shares above $8.00 per share or decrease the price to be paid for shares below $7.00 per share;

•	increase the number of shares being sought in the offer in an amount that exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought; and

the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 14, we will extend the offer until the expiration of such ten business day period.

15.     Fees and Expenses.

We have retained Goldman, Sachs & Co. to act as our financial advisor, as well as the Dealer Manager, in connection with the offer. Goldman, Sachs & Co. will receive for its services a fee of $1,225,000, plus an additional fee of $0.10 per share for each share purchased by us in the offer in excess of 10 million shares. This fee will be payable if and when the offer is completed in whole or in part. Further, we have agreed to reimburse Goldman, Sachs & Co. for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify Goldman, Sachs & Co. against certain liabilities in connection with the offer, including liabilities under the federal securities laws. Goldman, Sachs & Co. has rendered various investment banking and other services to us in the past, including in connection with our adoption of the Rights Agreement, and may continue to render such services, for which they have received and may continue to receive from us customary compensation. In the ordinary course of its trading and brokerage activities, Goldman, Sachs & Co. and its affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

We will not pay fees or commissions to brokers, dealers, commercial banks or trust companies or any other person (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares under the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. However, upon request we will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Dealer Manager, the Information Agent or the Depositary, for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 of the Letter of Transmittal.

16.     Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the offer will not be made to nor will tenders be accepted from or on behalf of the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is described in Section 9 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

October 29, 2002

You or your broker, dealer, commercial bank, trust company or nominee should send or deliver the Letter of Transmittal and certificates for shares and any other required documents to the Depositary at one of its addresses listed below.

The Depositary for the offer is:

American Stock Transfer & Trust Company

By Registered or Certified Mail, Hand or Overnight Courier: American Stock Transfer & Trust Company 59 Maiden Lane New York, New York 10038	By Facsimile Transmission: (for Eligible Institutions Only) (718) 234-5001 For Confirmation Call: (877) 777-0800

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, you are directed to contact the Depositary.

The Information Agent for the offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokerage Firms Please Call: (212) 440-9800
All Others Call Toll Free: (866) 835-3023

The Dealer Manager for the offer is:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)